Rick Abshire
                      (713) 881-3609
FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2011 EARNINGS

Houston (May 13, 2011) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced first quarter 2011 unaudited net earnings of $5,583,000 or $1.32 per common share on revenues of $697,188,000.  This compares to unaudited first quarter 2010 net earnings of $1,794,000 or $.43 per common share.  Net cash provided by operating activities totaled $718,000 for the three month period ended March 31, 2011.

Chairman, K. S. “Bud” Adams, Jr., indicated the improved results were from a $2.8 million pre-tax gain on the sale of certain oil and gas producing interests coupled with $3.2 million in pre-tax inventory liquidation gains as the Company sold its crude oil inventories into a rising market. The Company has also experienced earnings improvement in its transportation segment as demand for the Company’s petrochemical hauling services has improved substantially.  Adams added that the Company continues to avoid bank debt and other forms of debenture obligations and the total of cash balances and short-term marketable securities stood at $21,566,000 as of March 31, 2011.

A summary of operating results follows:

	First Quarter
	2011	2010

Operating Earnings (Expense)
Marketing	$6,546,000	$3,662,000
Transportation	1,992,000	861,000
Oil and gas	2,046,000	316,000
Administrative expenses	(2,109,000)	(2,264,000)
	8,475,000	2,575,000

Interest income (expense), net	48,000	(20,000)
Income tax (provision) benefit	(2,940,000)	(761,000)

Net earnings	$5,583,000	$1,794,000

…………………………………………………

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)

	March 31,	March 31,
	2011	2010

Revenues	$697,188	$533,785

Costs, expenses and other	(688,665)	(531,230)
Income tax (provision)	(2,940)	(761)

Net earnings	$5,583	$1,794

Basic and diluted net earnings
per common share	$1.32	$.43

Dividends per common share	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2010	2010

ASSETS
Cash and marketable securities	$21,566	$29,032
Other current assets	264,264	217,944
Total current assets	285,830	246,976

Net property & equipment	56,862	47,589
Deposits and other assets	3,265	6,740
	$345,957	$301,305

LIABILITIES AND EQUITY
Total current liabilities	$243,734	$206,998
Other long-term liabilities	6,485	4,152
Shareholders’ equity	95,738	90,155
	$345,957	$301,305